EXHIBIT 99.1

CASMED Reports Preliminary Net Sales for the 2017 Fourth Quarter

U.S. FORE-SIGHT cerebral oximetry sales up 18% for the quarter with record domestic monitor placements

BRANFORD, Conn., Jan. 04, 2018 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (NASDAQ:CASM) (CASMED), a leader in non-invasive cerebral oximetry patient monitoring, reports preliminary unaudited topline results for the three and 12 months ended December 31, 2017.

The Company expects net sales from continuing operations for the fourth quarter of 2017 to be approximately $5.1 million, up 11% from $4.6 million for the fourth quarter of 2016.  Net sales from continuing operations for the full-year 2017 are expected to be approximately $18.7 million, unchanged from $18.7 million for full-year 2016.

Expected FORE-SIGHT® highlights for the fourth quarter of 2017 compared with the fourth quarter of 2016 include the following:

  U.S. FORE-SIGHT cerebral oximetry sales increased 18% to approximately $4.3 million, driven by strong monitor sales, and an 8% increase in U.S. FORE-SIGHT sensor sales.
  A net 110 FORE-SIGHT cerebral oximeters were shipped to new and existing customers worldwide, driven by a record net 80 monitors shipped in the U.S.
  The installed base of U.S. monitors grew to 1,318 as of December 31, 2017, up 18% from 1,120 monitors as of December 31, 2016.
  Total FORE-SIGHT sales increased 12% to approximately $5.0 million.
  The Company’s year-end cash balance plus cash available under its line of credit was approximately $7.4 million.

“We are very pleased with the acceleration in growth during the fourth quarter of 2017 and, in particular, with the 18% increase in U.S. FORE-SIGHT sales,” said Thomas M. Patton, President and Chief Executive Officer of CASMED.  “Net placements of FORE-SIGHT monitors in the U.S. were at an all-time high by a significant margin.  Importantly, new customer acquisitions in the fourth quarter also reached a record high and included a number of prominent hospitals across the country.  This significant increase in market activity reflects the maturation of our sales force, as our reconstructed and upgraded U.S. direct selling organization gains tenure and harvests their pipeline of business opportunities.  Further, our hospital systems strategy continues to pay dividends with three significant IDN level customers making FORE-SIGHT cerebral monitoring available to most of their adult cardiac surgeries.

“Our expectations for 2018 include a low-teens percentage increase in U.S. FORE-SIGHT sales driven by a mid-teens percentage growth in U.S. sensor sales as we take market share from competitors and expand the market for cerebral oximetry monitoring with our best-in-class FORE-SIGHT monitors.  We expect international sales to decline slightly resulting in low double digit revenue growth overall.”

CASMED expects to report financial results for the fourth quarter of 2017 and hold an investment-community conference call in early March 2018.

About CASMED® – Monitoring What's Vital

CASMED products are designed to provide unique non-invasive monitoring solutions that are vital to patient care. The Company's FORE-SIGHT® Cerebral Oximeters provide a highly accurate, non-invasive measurement of tissue oxygenation in the brain.  Direct monitoring of tissue oxygenation can provide a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygen in the brain and empower them to improve patient care.  For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company’s Form 10-K for the year ended December 31, 2016, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate," "believe," "estimate," "expect," "may," "objective," "plan," "possible," "potential," "project," "will," and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

Company Contact
CAS Medical Systems, Inc.
Jeffery A. Baird
Chief Financial Officer
(203) 315-6303
ir@casmed.com

Investors
LHA Investor Relations
Bruce Voss / Jody Cain
(310) 691-7100
bvoss@lhai.com
jcain@lhai.com